Exhibit 10.1

May 7, 2018

SPAR Administration Services, Inc.

333 Westchester Avenue

South Building, Suite 203

White Plains, NY 10604

Attention: William H. Bartels, President

Re: Notice of Termination of Service Term to Become Effective August 1, 2018.

Dear Bill,

As per our discussion on May 3, 2018, pursuant to the Field Administration Agreement effective as of December 1, 2014 (the "Agreement"), between SPAR Marketing Force, Inc. ("SMF"), and SPAR Administrative Services, Inc. ("SAS"), SMF is hereby giving SAS notice of SMF's termination of the Service Term under (and as defined in) the Agreement, with such termination to become effective and the Service Term to end at the close of business on July 31, 2018.

Per Section 10(a) of the Agreement SMF is providing SAS with more than the required sixty (60) days’ notice of such termination, and per Section 10(e) of the Agreement, for any transition services before the termination on July 31, 2018, as well as for any transition services (of 90 days or less) after that date, the Plus Percentage will remain two percent (2.00%).

SMF will work together with SAS (and in particular, you and your team) throughout this transition while SAS continues to provide its services, and SMF continues to use those services, under and in accordance with the Agreement through the end of the Service Term on July 31, 2018.

Please let me know of any questions.

Sincerely,

Kori Belzer

Chief Operating Officer

SPAR Marketing Force, Inc.

cc:     Chris Olivier

          Jim Segreto

          Larry Swift

          Art Drogue